News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Automotive Reports Third Quarter 2005 Financial Results
LIVONIA, MICHIGAN, November 1, 2005 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third-quarter 2005 financial results with sales of $2.9 billion, an increase of 6.5 percent compared to the same period a year ago. Net earnings for the quarter were $10 million or $0.10 per diluted share, which compares to $13 million or $0.13 per diluted share in the prior year quarter. Consistent with the Company’s expectations, net debt increased from the previous quarter due to the impact of seasonal factors on its cash flows.
Third quarter net earnings were slightly above previously provided guidance due to better than expected operating results, but below the comparable prior year period primarily due to higher restructuring costs and increased commodity inflation levels in the 2005 quarter. Additionally, during the quarter, the Company announced an agreement to acquire a majority stake in Dalphi Metal Espana, S.A. (“Dalphimetal”), a European based manufacturer of airbags and steering wheels. Subsequent to the quarter-end, on October 27, the Company completed its acquisition of Dalphimetal, which it funded with a combination of cash and existing credit facilities.
“In addition to posting solid results for the quarter and achieving our operational and financial objectives, we made progress on our strategic initiatives with the acquisition of Dalphimetal, which enhances our Occupant Safety Systems business and further broadens the Company’s leading sales diversification,” said John Plant, president and chief executive officer.

Mr. Plant added, “We’ve taken an aggressive approach to our cost reduction efforts this year, driven by our need to adapt to changing industry conditions and growing economic pressures. We believe the results of our cost reduction efforts and other strategic initiatives will improve our long term competitiveness and best position the Company to support the growing global demands of our customers.”
Third Quarter 2005
The Company reported third-quarter 2005 sales of $2.9 billion, an increase of $178 million or 6.5 percent compared to prior year sales of $2.7 billion. The increase resulted primarily from higher product sales and foreign currency translation, partially offset by pricing provided to customers and lower vehicle production volumes. Operating income for third-quarter 2005 was $74 million, a decrease of $21 million compared to the prior year period total of $95 million. The decrease resulted primarily from the continued impact of commodity inflation above prior year levels, increased restructuring and impairment expenses, and a higher level of research and development costs, which were partially offset by the benefits of higher sales and cost reduction programs in excess of pricing provided to customers and non-commodity inflation. Restructuring and asset impairment expenses in the third quarter of 2005 were $35 million, which compares to $5 million in the prior year quarter. Operating income after excluding the impact of restructuring and impairment expenses from both periods increased by 9 percent compared to the prior year period.
Net interest and securitization expense for third-quarter 2005 totaled $59 million, which is slightly below the prior year level of $60 million. The year-to-year reduction was lessened by the impact of rising interest costs offsetting the Company’s deleveraging activities, which include debt reduction and other capital structure improvement efforts. During the quarter, the Company revised its annual tax rate assumption slightly downward to 47 percent before one-time items. As a result of this change, tax expense in the third quarter was $5 million (33 percent effective tax rate), which is the amount required to bring the tax rate for the nine month period to the level of the revised annual tax rate assumption of 47 percent. The Company reported third-quarter 2005 net earnings of $10 million or $0.10 per diluted share, compared to net earnings of $13 million or $0.13 per diluted share in the 2004 period.

Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $200 million for third-quarter 2005, which compares to prior year EBITDA of $215 million. The decline in EBITDA resulted primarily from the increase in restructuring charges and asset impairments.
Year-to-Date 2005
For the nine month period ended September 30, 2005, the Company reported sales of $9.5 billion, an increase of $682 million or 7.7 percent compared to prior year sales of $8.8 billion. The increase resulted primarily from higher product sales together with foreign currency translation and the effect of five additional calendar days in the first nine months of 2005, partially offset by pricing provided to customers and lower vehicle production volumes. Operating income for the 2005 year-to-date period was $427 million, a decrease of $23 million compared to the prior year total of $450 million. The decrease resulted primarily from the impact of commodity inflation above prior year levels, increased restructuring and asset impairment costs, a higher level of research and development expenses and the impact of customer solvency issues, partially offset by the benefits of higher sales and cost reduction programs in excess of pricing provided to customers and non-commodity inflation. Restructuring and asset impairment expenses in the first nine months of 2005 were $56 million, compared to $18 million in the prior year period. Operating income after excluding the impact of restructuring and impairment expenses from both periods increased by 3 percent compared to the prior year level.
Net interest and securitization expense for the first nine months of 2005 totaled $173 million, which compares to $183 million in the 2004 period. The reduction can be attributed to the benefits derived from past deleveraging efforts in excess of the impact of rising interest rates associated with the Company’s debt. During the 2005 period, the Company incurred $7 million for loss on retirement of debt related to the partial redemption of its Euro denominated 10-1/8 percent senior notes. The comparable 2004 period included debt retirement and refinancing expenses of $48 million related to the Company’s initial public offering and a bank debt refinancing transaction.

Tax expense for the year-to-date 2005 period was $102 million, which included a one-time tax benefit of $17 million resulting from a tax law change in Poland. The Company’s year-to-date 2005 effective tax rate after excluding the $17 million tax benefit and the effects of the $7 million loss on retirement of debt was 47 percent. Net earnings for the first nine months of 2005 were $145 million or $1.42 per diluted share, which compares to net earnings of $91 million or $0.91 per diluted share in the prior year period. Net earnings excluding the impact of the $17 million one-time tax benefit in 2005 and the previously mentioned losses on retirement of debt from both periods were $135 million or $1.32 per diluted share in the 2005 period compared to $139 million or $1.39 per diluted share in the prior year.
EBITDA for the first nine months of 2005 totaled $807 million, which compares to $816 million in the prior year period. The decline in EBITDA resulted primarily from the increase in restructuring charges and asset impairments.
Capital Structure/Liquidity
Net cash flow from operating activities during the third quarter and the first nine months of 2005 was a use of $(90) million and a source of $122 million, respectively. Capital expenditures for the quarter were $107 million compared to $86 million in the prior year quarter. Year to date capital expenditures totaled $281 million, which compares to $248 million in the prior year period. As of September 30, 2005, the Company had $2,831 million of debt and $317 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,514 million. Net debt increased by $188 million compared to the end of the second quarter 2005 and $142 million compared to year-end 2004, primarily due to seasonal factors.
Subsequent Event
On October 27, 2005, the Company completed its acquisition of a 68.4 percent stake of Dalphimetal, which it purchased for approximately €112 million, or $134 million, subject to post-closing adjustment, and the assumption of debt of approximately €80 million or $96 million. The acquisition was funded with a combination of cash and existing credit facilities. TRW will report Dalphimetal as a consolidated entity effective the date of the acquisition.

2005 Outlook
The Company is updating its full-year 2005 outlook to reflect, among other factors, revised foreign currency and interest rate assumptions, updated production volumes and an increased level of net pre-tax restructuring and asset impairment costs that are expected to total $90 million. Conversely, the Company’s outlook has not been updated to include the consolidation of Dalphimetal, which, excluding the potential impact of purchase accounting adjustments, is not expected to have a material impact on its 2005 operating results. As a result, the Company now expects full year revenues of approximately $12.6 billion and earnings per diluted share in the range of $1.65 to $1.80. Full year outlook after excluding the previously mentioned $17 million one-time tax benefit and the $7 million loss on retirement of debt is expected to be in the range of $1.55 to $1.70 per diluted share.
For the fourth quarter of 2005, the Company expects revenue of approximately $3.1 billion and net earnings in the range of $0.23 to $0.38 per diluted share. Fourth quarter guidance includes net pre-tax restructuring and asset impairment expenses of approximately $34 million.
Mr. Plant commented, “We’ve performed to the expectations we set at the beginning of the year despite facing a more difficult industry environment than originally anticipated. Much of our success under these conditions can be attributed to the dedication and commitment of our employees and their ability to deliver the many cost reduction initiatives demanded of them throughout the year. As we assess the mounting challenges of the coming year and set our operating and financial objectives accordingly, the same level of commitment and high level of execution will be essential as we envision an environment that will test our ability to post flat to moderate earnings growth in 2006.”
Third Quarter 2005 Conference Call
The Company will host its third-quarter 2005 conference call at 9:00 a.m. (EST) today, Tuesday, November 1, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.

A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 1178039.
A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information, which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company. Non-GAAP measures are not purported to be a substitute for any GAAP measure and as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2004 sales of $12.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 60,000 people in 24 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2004 (the “10-K”) and our Reports on Form 10-Q for the quarters ended April 1 and July 1, 2005, and include: our ability to successfully integrate Dalphimetal’s operations into the Company, which includes the retention of their customer base; possible production cuts or restructuring by our customers; efforts by our customers to consolidate their supply base; escalating pricing pressures from our customers; severe inflationary pressures impacting the market for commodities; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies; our substantial leverage; interest rate risk arising from our variable rate indebtedness; product liability and warranty and recall claims; our dependence on our largest customers; loss of market share by domestic vehicle manufacturers; limitations on flexibility in operating our business contained in our debt agreements; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
# # #

TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Operations (unaudited) for the three months ended September 30, 2005 and September 24, 2004	A2

Consolidated Statements of Operations (unaudited) for the nine months ended September 30, 2005 and September 24, 2004	A3

Consolidated Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2005 and September 24, 2004	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three and nine months ended September 30, 2005 and September 24, 2004	A6

Reconciliation of Impact of Debt Retirement and Income Tax Items for the nine months ended September 30, 2005	A7
The accompanying unaudited consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2004 and Forms 10-Q for the quarterly periods ended April 1, 2005 and July 1, 2005 as filed with the United States Securities and Exchange Commission on February 23, 2005, May 5, 2005 and August 2, 2005, respectively.

A1

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,	September 24,
	2005	2004
	(In millions, except per share amounts)
Sales	$2,917	$2,739
Cost of sales	2,623	2,458

Gross profit	294	281
Administrative and selling expenses	135	130
Research and development expenses	43	36
Amortization of intangible assets	8	8
Restructuring charges and asset impairments	35	5
Other (income) expense — net	(1)	7

Operating income	74	95
Interest expense — net	59	59
Accounts receivable securitization costs	—	1

Earnings before income taxes	15	35
Income tax expense	5	22

Net earnings	$10	$13

Basic earnings per share:
Earnings per share	$0.10	$0.13

Weighted average shares	99.1	98.9

Diluted earnings per share:
Earnings per share	$0.10	$0.13

Weighted average shares	103.1	101.2

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended
	September 30,	September 24,
	2005	2004
	(In millions, except per share amounts)
Sales	$9,507	$8,825
Cost of sales	8,443	7,840

Gross profit	1,064	985
Administrative and selling expenses	397	386
Research and development expenses	149	115
Amortization of intangible assets	24	25
Restructuring charges and asset impairments	56	18
Other (income) expense — net	11	(9)

Operating income	427	450
Interest expense — net	171	181
Loss on retirement of debt	7	48
Accounts receivable securitization costs	2	2

Earnings before income taxes	247	219
Income tax expense	102	128

Net earnings	$145	$91

Basic earnings per share:
Earnings per share	$1.46	$0.93

Weighted average shares	99.0	97.4

Diluted earnings per share:
Earnings per share	$1.42	$0.91

Weighted average shares	102.0	100.2

A3

TRW Automotive Holdings Corp.
Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2005	2004
	(Unaudited)
	(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$300	$790
Marketable securities	17	19
Accounts receivable — net	1,959	1,813
Inventories	656	684
Prepaid expenses	83	34
Deferred income taxes	162	176

Total current assets	3,177	3,516

Property, plant and equipment — net	2,405	2,635
Goodwill	2,357	2,357
Intangible assets — net	740	765
Prepaid pension cost	214	190
Deferred income taxes	120	91
Other assets	577	560

Total assets	$9,590	$10,114

Liabilities, Minority Interests and Stockholders’ Equity
Current liabilities:
Short-term debt	$38	$40
Current portion of long-term debt	17	19
Trade accounts payable	1,721	1,887
Accrued compensation	285	309
Income taxes payable	242	233
Other current liabilities	995	992

Total current liabilities	3,298	3,480

Long-term debt	2,776	3,122
Post-retirement benefits other than pensions	930	959
Pension benefits	715	843
Deferred income taxes	261	268
Long-term liabilities	307	272

Total liabilities	8,287	8,944
Minority interests	56	65
Commitments and contingencies
Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,139	1,131
Retained earnings (accumulated deficit)	73	(72)
Accumulated other comprehensive earnings	34	45

Total stockholders’ equity	1,247	1,105

Total liabilities, minority interests, and stockholders’ equity	$9,590	$10,114

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,	September 24,
	2005	2004
	(Dollars in millions)
Operating Activities
Net earnings	$145	$91
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	380	366
Other — net	(84)	64
Changes in assets and liabilities, net of effects of businesses acquired or divested	(319)	(485)

Net cash provided by operating activities	122	36
Investing Activities
Capital expenditures	(281)	(248)
Acquisitions, net of cash acquired	(3)	(5)
Investments in affiliates	(8)	—
Net proceeds from asset sales and divestitures	4	79

Net cash used in investing activities	(288)	(174)
Financing Activities
Change in short-term debt	(1)	6
Proceeds from issuance of long-term debt	1,313	1,290
Redemption of long-term debt	(1,601)	(1,855)
Debt issue costs	(4)	(7)
Issuance of capital stock, net of fees	143	635
Repurchase of capital stock	(143)	(319)
Proceeds from exercise of stock options	2	—

Net cash used in financing activities	(291)	(250)
Effect of exchange rate changes on cash	(33)	(2)

Decrease in cash and cash equivalents	(490)	(390)
Cash and cash equivalents at beginning of period	790	828

Cash and cash equivalents at end of period	$300	$438

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2004 and Forms 10-Q for the quarterly periods ended April 1, 2005 and July 1, 2005, which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
(Dollars in millions)	September 30, 2005	September 24, 2004
GAAP net earnings	$10	$13
Income tax expense	5	22
Interest expense, net of interest income	59	59
Accounts receivable securitization costs	—	1
Depreciation and amortization	126	120

EBITDA	$200	$215

	Nine Months Ended
(Dollars in millions)	September 30, 2005	September 24, 2004
GAAP net earnings	$145	$91
Income tax expense	102	128
Interest expense, net of interest income	171	181
Accounts receivable securitization costs	2	2
Loss on retirement of debt	7	48
Depreciation and amortization	380	366

EBITDA	$807	$816

A6

TRW Automotive Holdings Corp.
Reconciliation of Impact of Debt Retirement
and Income Tax Items
(unaudited)
In conjunction with the Company’s May 3, 2005 repurchase of approximately €48 million principal amount of its 10 1/8% Senior Notes, the Company incurred $7 million of losses on retirement of debt consisting of $6 million of related redemption premium and $1 million for write-off of deferred debt issuance costs. Such debt retirement expenses were U.S.-based, and therefore carry zero tax benefit due to the Company’s tax loss position in this jurisdiction.
Income tax expense for the nine months ended September 30, 2005 includes a one-time benefit of $17 million resulting from a tax law change in Poland related to investment tax credits for companies operating in certain special economic zones within the country. The investment tax credits replace the tax holiday that was previously in effect for the Company.
The following adjustments exclude the loss on retirement of debt, as well as the one-time income tax benefit, to show the impact as if these transactions had not occurred.

	Nine Months			Nine Months
	ended			ended
	September 30,			September 30,
	2005			2005
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Operating income	$427	$—		$427
Interest expense, net	171	—		171
Loss on retirement of debt	7	(7	)(a)	—
Account Receivable Securitization	2	—		2

Earnings before income taxes	247	7		254
Income tax expense	102	17	(b)	119

Net earnings	$145	$(10)		$135

Effective tax rate	41%			47%

Basic earnings per share:
Earnings per share	$1.46			$1.36

Weighted average shares	99.0			99.0

Diluted earnings per share:
Earnings per share	$1.42			$1.32

Weighted average shares	102.0			102.0

(a)	Reflects the elimination of the loss on retirement of debt incurred in conjunction with repurchase of a portion of the Company’s 10 1/8% Senior Notes.

(b)	Reflects the elimination of one-time income tax benefit related to a tax law change in Poland.

A7